EXHIBIT 4(d)
                          AGREEMENT AND AMENDMENT NO. 2
                            TO AN EXISTING REVOLVING
                            CREDIT FACILITY AGREEMENT



     THIS AGREEMENT AND AMENDMENT NO. 2 TO AN EXISTING REVOLVING CREDIT FACILITY AGREEMENT is made December , 1995, by and between MANUFACTURERS AND TRADERS TRUST COMPANY ("Bank"), a domestic corporation with an office and principal place of business located at One M&T Plaza, Buffalo, New York 14240, and TRANSMATION, INC. ("Borrower"), an Ohio corporation authorized to do business in New York State, with an office and principal place of business located at 977 Mt. Read Blvd., Rochester, New York 14606.

                                 R E C I T A L S


     A. On or about September 13, 1994, Bank and Borrower entered into a Revolving Credit Facility Agreement.

     B. In connection with its execution of the Revolving Credit Facility Agreement, Borrower and other Entities also executed and delivered to Bank various Documents.

     C. The Revolving Credit Facility Agreement was amended pursuant to an Amendment No. 1 to an Existing Facility Agreement, entered into by Borrower and Bank on or about September 8, 1995 ("Amendment").

     D. Bank and Borrower desire to make certain additional changes to the Revolving Credit Facility Agreement as amended by the Amendment, which changes are set forth below.

     NOW, THEREFORE, in consideration of the promises set forth below, and/or in consideration of any prior extension of credit by Bank to Borrower and/or in consideration of Bank entering into the Agreement, Bank and Borrower hereby agree as follows:

     1. This Agreement and Amendment No. 2 to an Existing Revolving Credit Facility Agreement is referred to below as the "Amendment No. 2". Except as otherwise specified in this Amendment No. 2, capitalized terms used in this Amendment No. 2 and in the Documents executed in connection with this Amendment No. 2, have the definition given to them in the September 13, 1994 Revolving Credit Facility Agreement between Bank and Borrower, as amended by the Amendment and by this Amendment No. 2 and as hereafter amended from time to time ("Agreement").

     2. Effective as the date this Amendment No. 2 is executed by Bank and Borrower ("Amendment 2 Date"), Section 1.19 of the Agreement is deleted and replaced with the following:

     1.19 The term "Note" shall mean the $7,000,000.00 Grid Note executed by Borrower on the Amendment 2 Date pursuant to Section 2 of the Agreement, as extended, supplemented, modified, amended or replaced from time to time.

     3. Effective as of the Amendment 2 Date, the following are added as Sections 1.29, 1.30, 1.31, 1.32, 1.33, 1.34 and 1.35 of the Agreement:

     "1.29 The term "Amendment No. 2" shall mean an Agreement and Amendment No. 2 to an Existing Revolving Credit Facility Agreement entered into by Bank and Borrower on the Amendment 2 Date.

     1.30 The term "Amendment 2 Date" shall mean the date Amendment No. 2 is executed by Bank and Borrower.

     1.31 "Eurocurrency Reserve Rate" means, for any LIBOR Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained by Bank during such Interest Period (or any part thereof) under Regulation D issued by the Federal Reserve ("Regulation D"), against "Eurocurrency liabilities" (as such term is used in Regulation D), but without the benefit or credit of proration, exemptions, or offsets that might otherwise be available to Bank from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Rate shall reflect any other reserves required to be maintained by Bank against any category of liabilities that includes deposits by reference to which the LIBOR Base Rate for LIBOR Loans is determined, or any category of extension or credit or other assets that include LIBOR Loans.

     1.32 "Increased Cost" means any additional amounts sufficient to compensate Bank for any increased cost of funding or maintaining a LIBOR Loan as a result of any law (other than changes in tax laws imposed on the overall net income or similar measures of profitability of Bank) or guideline adopted pursuant to or arising out of the July, 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Conversions of Capital Measurement and Capital Standards", or the adoption after the date of this Agreement of any law or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or the administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank or Bank's holding company, if any, with any request or direction regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, which has or would have the effect of reducing the rate of return of Bank's capital or the capital of Bank's holding company, if any, as a direct consequence of the transactions contemplated by this Agreement and related documents and agreements, the existence of Bank's commitment to provide LIBOR Loans to a level below that which Bank or Bank's holding company, if any, would have achieved but for such adoption, change or compliance (taking into consideration Bank's policies on capital adequacy).

     1.33 "Interest Period" means, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the immediately preceding Interest Period for a LIBOR Loan which Borrower chooses to renew as a LIBOR Loan, and thirty, sixty or ninety days thereafter as the Borrower may select as provided in Section 2.1.6. Notwithstanding the foregoing,
(i) if any Interest Period would otherwise end after the Revolver Expiration Date, such Interest Period shall end on the Revolver Expiration Date; (ii) each Interest Period that would otherwise end on a day which is not a Business Day, shall end on the next succeeding Business Day; and (iii) notwithstanding clauses
(i), or (ii) above, no Interest Period shall have a duration of less than thirty days without Bank's consent and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such loan shall not be available hereunder for such period.

     1.34 "LIBOR Base Rate" means, with respect to any Interest Period for a LIBOR Loan, the rate per annum equal to the quotient obtained by dividing (and rounded upward to the nearest 1/100 of 1%) (i) LIBOR (as determined below) on a date two Business Days (or less, if acceptable to Bank), prior to the beginning of an Interest Period ("Interest Setting Date"), at which deposits in United States Dollars for a period and in an amount, comparable to the Interest Period and the principal amount of the LIBOR Loan are offered to prime banks in the London Interbank market at 11:00 a.m. (London time) on that day ("Reference Bank") by (ii) a percentage equal to 100% minus the Eurocurrency Reserve Rate. LIBOR shall be determined by the Bank on the Interest Setting Date from Telerate Page 3750 as of 11:00 a.m. (London time) on such date, or if such page or such service ceases to display such information, from such other service or method as Bank may select. The LIBOR Base Rate shall be further adjusted on the first day of each Interest Period to reflect any Increased Cost.

     1.35 "LIBOR Loan" means a loan made by Bank under the Revolver which accrues interest for the selected Interest Period at the LIBOR Base Rate plus 2.5%.

     1.36 "LIBOR Rate" means, for the selected Interest Period, the LIBOR Base Rate plus 2.5% per annum.

     4. Effective as of the Amendment 2 Date, Section 2.1 of the Agreement is deleted and replaced with the following:

     "2.1 $7,000,000.00 Revolver

     2.1.1 Effective as of the Amendment 2 Date, Bank hereby establishes for Borrower a Revolver, the unpaid principal balance of which shall not at any time exceed the Maximum Credit. This Revolver replaces and supersedes the $7,000,000.00 Revolver previously provided to Borrower by Bank in the Amendment. Within such limit, Borrower may borrow, repay and reborrow, for working capital purposes only, on and after the Amendment 2 Date through the Revolver Expiration Date, provided that the following conditions are met at the time of each borrowing request:

     2.1.1.1 Borrower is not in default under this Agreement, and no condition exists, which, with notice, lapse of time or both, would constitute a default under this Agreement.

     2.1.1.2 All representations and warranties contained in Section 4 of this Agreement and elsewhere in the Agreement and/or in any Document are true and correct as of the date of the requested borrowing.

     2.1.2 Unless sooner accelerated, all loans made under this Revolver shall be repayable on the Revolver Expiration Date, pursuant to the terms of Borrower's Note, which shall be in the form of Exhibit A to Amendment No. 2, with blanks appropriately completed.

     2.1.3 Each borrowing under this Revolver shall be processed by debiting this Revolver and crediting Borrower's checking account with Bank for the amount of the borrowing or otherwise making the loan proceeds available to Borrower. The loan shall be deemed made immediately upon the crediting of the loan proceeds to Borrower's checking account with Bank or by Bank otherwise making the loan proceeds available to Borrower. Each loan, together with the unpaid principal balance of all previous loans made under this Revolver, shall be deemed automatically refinanced and consolidated into one loan, which shall be payable to Bank as indicated in the Note.

     2.1.4 So long as Bank receives notice of a proposed borrowing by 1:00 p.m. on a Business Day, and the conditions precedent set forth in Sections 2.1.1.1 and 2.1.1.2 are satisfied, Bank will make advances duly authorized and permitted under this Revolver available to Borrower by crediting Borrower's checking account maintained at Bank's main office on that date. If Bank receives notice of a proposed borrowing after 1:00 p.m. on a Business Day, it will endeavor to make the advance available on that date, but if Bank is unable to do so, Bank will make the advance to Borrower by crediting Borrower's checking account maintained at Bank's office no later than 10:00 a.m. of the next Business Day.

     2.1.5 Except for LIBOR Loans made by Bank at Borrower's request under this Revolver, which shall accrue interest as specified in Section 2.1.6 below, the unpaid principal balance of the Note, shall at all times prior to acceleration, accrue interest, computed on the basis of a 360 day year for the actual number of days elapsed, at the floating rate of Bank's Prime Rate per annum. If any payment due under the Note is not made within five days of the date when due, Borrower shall pay a late charge equal to the greater of 5% of the delinquent amount or $50.00, or Bank's then current late charge. In the event Bank accelerates payment of the Note, interest shall accrue on the unpaid principal balance of the Note (including the then unpaid principal balance of all LIBOR Loans), at the floating rate of Bank's Prime Rate plus 5.0% per annum, computed on the basis of a 360 day year for the actual number of days elapsed, until the
Note is paid in full. In the event there is a change in Bank's Prime Rate, the change in the accruing interest rate on the unpaid principal balance of the Note, which is not accruing interest at a LIBOR Rate shall be effective on the day when the change in Bank's Prime Rate is made by Bank, without notice to Borrower. Payments of all accrued interest on the Note (whether such interest is accruing at Bank's Prime Rate or at a LIBOR Rate), shall be due and payable on the first Business Day of each month, commencing January 2, 1996, and when Bank has accelerated payment of the Note, and on the Revolver Expiration Date, and when the Note is paid in full.

     2.1.6. So long as the conditions precedent set forth in Sections 2.1.1.1 and 2.1.1.2 are satisfied at the time of the request, Borrower may on two Business Days'(or less notice, at Bank's sole option), prior written notice to Bank, request that an advance under the Revolver accrue interest at the applicable LIBOR Rate for a designated Interest Period or Borrower may convert all or a portion of the unpaid principal balance of the Note which is then accruing interest at the floating rate of Bank's Prime Rate, to a LIBOR Loan for the selected Interest Period, or Borrower may renew a LIBOR Loan at the end of an Interest Period at a LIBOR Rate determined by Bank for an additional designated Interest Period. The written notice from Borrower shall specify the requested amount of the LIBOR Loan plus the requested Interest Period. Once Borrower requests a LIBOR Loan, the request shall be irrevocable. Upon receipt of the written request, Bank shall determine the LIBOR Base Rate for the designated Interest Period. After Bank determines the LIBOR Base Rate, Bank shall notify Borrower of the LIBOR Rate for the requested LIBOR Loan, which LIBOR Rate shall be the LIBOR Base Rate determined by Bank, plus 2.5% per annum. All loans made under the Revolver shall accrue interest on the basis of a 360 day year for the actual number of days elapsed, regardless of whether the loan is accruing interest at Bank's Prime Rate or at a LIBOR Rate.

     At the end of an Interest Period, unless Borrower has timely requested in writing to renew the LIBOR Loan at a new LIBOR

Rate for an additional specified Interest Period, the LIBOR Loan shall thereafter automatically accrue interest at the floating rate of Bank's Prime Rate per annum. Principal on LIBOR Loans may not be prepaid in whole or in part prior to the end of an Interest Period without the prior written consent of Bank. Bank may, at its sole option, refuse to allow such prepayment or allow such prepayment upon payment to Bank of a prepayment premium satisfactory to Bank.

     2.1.7. In the event that the unpaid principal balance of the Note at any time exceeds the Maximum Credit for any reason, including but not limited to a change in the Borrowing Base and/or a decrease in the value of Eligible Accounts Receivable and/or Eligible Inventory, then Borrower shall, without notice, demand or protest, pay to Bank within ten days of the date the unpaid principal balance of the Note exceeds the Maximum Credit, a sum sufficient to reduce the principal balance of the Note to an amount equal to or less than the Maximum Credit. Any unpaid principal balance of the Note which is in excess of the Maximum Credit shall, until such excess is paid in full, or until Bank accelerates payment of the Note, accrue interest at the floating rate of Bank's Prime Rate plus 3% per annum, calculated on the basis of a 360 day year for the actual number of days elapsed.

     2.1.8 Bank is authorized to act on the telephone requests for borrowing and/or prepayment, of any person identifying himself as an Authorized Person and Borrower will be bound by such instructions. Borrower hereby indemnifies and holds Bank harmless from any liability (including Bank's reasonable attorneys' fees), which may arise as a result of Bank's good faith reliance on telephone requests for borrowing and/or prepayment from any person identifying himself as an Authorized Person.

     2.1.9 Borrower shall pay to Bank a commitment fee equal to 1/4 of 1% per annum (calculated on the basis of a 360 day year), on the daily average of the difference between $7,000,000.00 (subject to permanent reduction, as specified in Section 2.1.10 below), and the aggregate principal amount outstanding under the Revolver. This commitment fee shall be payable in arrears and calculated by Bank as of the first Business Day of each January (commencing January 2, 1996), April, July and October, on the Revolver Expiration Date and when payment of the
Note is accelerated. The commitment fees shall be due and payable by Borrower within ten days of the date that Bank bills Borrower for the commitment fee.

     2.1.10 On five Business Days written notice to Bank, Borrower may elect to reduce the number "$7,000,000.00" in the definition of Maximum Credit to a lesser amount selected by Borrower. Upon such election, the reduction shall be permanent and irrevocable, and if the then unpaid principal balance of the Note exceeds the revised Maximum Credit, Borrower shall immediately pay to Bank a sum sufficient to reduce the unpaid principal balance of the Note to the new Maximum Credit."

     5. Except as set forth above, all terms and conditions of the Agreement, as amended by this Amendment No. 2, and the Documents remain the same.

     6. Bank's obligation to enter into this Amendment is contingent upon the execution of this Amendment No. 2 by Borrower, and the performance by Borrower of all terms and conditions specified in this Amendment No. 2, and upon the following additional terms and conditions.

        a. Borrower shall deliver to Bank a Certificate executed by its Secretary, containing the duly adopted resolutions of its directors, consenting to the adoption of resolutions authorizing among other things, the execution by Borrower of this Amendment, and all Documents to be executed by Borrower in connection therewith. The Certificate shall be in the form of Exhibit "B", with blanks appropriate completed.

        b. Within thirty days of the Amendment 2 Date, all Guarantors shall execute and deliver to Bank an Agreement and Acknowledgement pursuant to which they acknowledge to Bank that all Documents executed by them in connection with the Agreement, including but not limited to their respective Guaranties, remain in full force and effect ("Acknowledgement"). The form of the Acknowledgements shall be satisfactory to Bank and its attorneys.

        c. All legal details in connection with this Amendment No. 2 and the Documents executed in connection therewith, shall have met with the approval of Bank and Woods, Oviatt, Gilman, Sturman & Clarke, counsel for Bank.

        Bank, at is sole option, may extend past the Amendment 2 Date, the time in which Borrower and/or any Guarantor and/or any other Entity is required to provide any of the Documents required to be delivered under this Amendment No.
2. The extension may be written or oral, expressed or implied, such as where Bank executes this Amendment No. 2 on the Amendment 2 Date without one or more of the Documents required under this Amendment No. 2 having been provided. Such extension shall not operate as a waiver of the requirement that such Documents be provided, and Borrower's and/or Guarantors' and/or any other Entities' failure to provide such Documents to Bank after the Amendment 2 Date, shall at Bank's option, constitute a default under Section 6.1.4 of the Agreement. The requirement that Borrower and/or any Guarantor and/or any other Entity deliver to Bank any Documents called for under this Amendment No. 2 may only be waived in a writing signed by Bank.

     7. On the Amendment No. 2 Date, Borrower shall pay all of Bank's attorneys' fees and disbursements incurred and to be incurred in connection with the preparation, negotiation and execution of this Amendment No. 2, the Documents executed in connection with this Amendment No. 2, and all related matters.

     8. This Amendment No. 2 is governed by New York law, and may not be amended or terminated orally. Any litigation involving this Amendment No. 2 and/or the Agreement and/or any of the Documents shall at Bank's sole option, be triable only in a court located in Monroe County, New York. BORROWER WAIVES THE RIGHT TO A JURY TRIAL IN ANY LITIGATION OF ANY NATURE OR KIND IN WHICH BORROWER AND BANK ARE PARTIES. No other Entity is a third party beneficiary of this jury trial waiver. Borrower also waives the right to require Bank to post an undertaking in any action commenced by Bank against Borrower, or in any action in which Bank and Borrower are both parties, including but not limited to an action under
Article 71 of the CPLR.

     IN WITNESS WHEREOF, Bank and Borrower have executed this Amendment No. 2 on the date first written above.

                                   MANUFACTURERS AND TRADERS
                                   TRUST COMPANY




                                   By:  /s/ J. THEODORE SMITH
                                        -----------------------------------
                                        J. Theodore Smith
                                        Assistant Vice President


                                   TRANSMATION, INC.



                                   By:  /s/ ROBERT G. KLIMASEWSKI
                                        -----------------------------------
                                        Robert G. Klimasewski
                                        President

STATE OF NEW YORK )
COUNTY OF MONROE  )ss:

     On this 19th day of December, 1995, before me personally came J. Theodore Smith, to me known, who, being by me duly sworn, did depose and say that he is an Assistant Vice President of MANUFACTURERS AND TRADERS TRUST COMPANY, the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the board of directors of said corporation.

                                        /s/ BRIAN D. CALLAHAN
                                        -----------------------------------
                                        Notary Public


STATE OF NEW YORK )
COUNTY OF MONROE  )ss:

     On this 15th day of December, 1995, before me personally came Robert G. Klimasewski, to me known, who, being by me duly sworn, did depose and say that he is an Assistant Vice President of TRANSMATION, INC., the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the board of directors of said corporation.

                                        /s/ [illegible]
                                        -----------------------------------
                                        Notary Public




                                   EXHIBIT A
                              Grid Note (omitted)



                                   EXHIBIT B
                       Certificate of Secretary (omitted)